Exhibit (a)(5)(GG)

Associate Q&A

>> If you have any questions regarding the Associate Q&A, please contact Investor Relations at investorrelations@essendant.com or 847.627.2900.

Below are Q&A related to the Staples Transaction. Because Essendant and Staples will remain separate companies until the date of closing, we may not have all the answers at this time.

As Ric indicated in the email to associates sent 1/8/2019, we have been in the process of updating this document. Updates since the last version posted on the associate intranet are in blue. We have added a question under the Tender Offer section and deleted two questions—one on the Employee Stock Purchase Plan and one on benefits open enrollment—related to 2018 activities.

In keeping with our continued commitment to transparency, we will keep you informed of further developments as appropriate. After closing, to the extent there are any changes to this information we will communicate those to you.

The Q&A below is organized into the following sections:

•	Tender Offer

•	Compensation and Benefits

•	Other

TENDER OFFER

1.	When and how can I tender my shares?

•

All Essendant shareholders should have received documents, which were filed with the U.S. Securities and Exchange Commission, that contain important information on the transaction and how shareholders can tender their shares. We encourage you to read these materials before tendering your shares.

•	The process for tendering your shares depends on how you hold your shares:

o	If you hold shares in street name (through a broker, dealer or other nominee), contact your nominee. If JP Morgan is your nominee, contact Pam Morey at 312-580-4473.

o	If you hold your shares in registered form (individual name/ record holder), contact D.F. King, the Information Agent, at 800-870-0126.

o	If you hold your shares through the Essendant Employee Stock Purchase Plan, contact Computershare, Essendant’s Plan administrator at 800-810-7516.

•

Essendant shareholders can elect to tender their shares now, or any time between today and 6:00 p.m., New York City time, on January 16, 2019, unless the offer is extended. However, Computershare, the administrator of the Employee Stock Purchase Plan, must receive instructions to tender any shares held through that plan by 5:00 p.m., New York City time, on January 14, 2019. It’s important to note that shareholders will not be paid until the tender offer closes.

•	Once the regulatory review process is completed and the other offer conditions are satisfied, the tender offer will close.

2.	How many shares need to tender in order for this transaction to go through?

•

Completion of the tender offer is conditioned upon several items, including Staples acquiring over 50% of Essendant’s outstanding common stock, including the approximately 11% of shares that Staples already owns, as well as completion of the regulatory review process.

•

As we announced on January 10, the depositary for the tender offer has indicated that, as of 6:00 p.m., New York City time, on January 9, the number of shares that had been validly tendered and not properly withdrawn, together with the shares already owned by Staples and its affiliates, represented approximately 71.3% of the outstanding shares.

•

Once the regulatory review process is complete and Staples acquires more than 50% of the outstanding Essendant shares, including the approximately 11% of shares that Staples already owns, the remaining shares will be converted into the right to receive the same $12.80 per share in cash.

3.	What happens if less than 50% of shares are tendered to Staples? Would Staples still own the shares that were tendered even if the transaction does not close?

•

If Staples does not acquire more than 50% of Essendant’s outstanding common stock in the tender offer, including the approximately 11% of shares that Staples already owns, or if the transaction does not secure regulatory approval, the transaction will not close and all shareholders will retain their shares.

•

As we announced on January 10, the depositary for the tender offer has indicated that, as of 6:00 p.m., New York City time, on January 9, the number of shares that had been validly tendered and not properly withdrawn, together with the shares already owned by Staples and its affiliates, represented approximately 71.3% of the outstanding shares.

4.	What happens to any shares that aren’t tendered?

•

Once the regulatory review process is complete and Staples acquires more than 50% of the outstanding Essendant shares, including the approximately 11% of shares that Staples already owns, the merger will be completed and Essendant common stock not purchased by Staples in the tender offer will be converted into the right to receive the same $12.80 per share in cash.

5.	What happens if I tender my shares, but the transaction does not go through? Do I still get $12.80?

•

No. If the transaction does not secure regulatory approval, or if Staples does not acquire more than 50% of Essendant’s outstanding common stock, including the approximately 11% of shares that Staples already owns, the transaction will not close and all shareholders will retain their shares.

6.	Does the tender offer have to stay open until an FTC decision has been reached? Can I wait to decide on whether to tender my shares until the FTC announces if they’ve approved the transaction?

•	The tender offer cannot close until certain conditions are met. Completion of the FTC regulatory process under the Hart-Scott-Rodino Act is one such condition.

7.	What if I have questions about my mailing or the tender process?
•	If you hold shares in street name (through a broker, dealer or other nominee), contact your nominee. If JP Morgan is your nominee, contact Pam Morey at 312-580-4473.

•	If you hold your shares in registered form (individual name/record holder), contact D.F. King, the Information Agent, at 800-870-0126.

•	If you hold your shares through the Essendant Employee Stock Purchase Plan, contact Computershare, Essendant’s Plan administrator, at 800-810-7516.

8.	Will Essendant have a record of which employee shareholders tender their shares, and which do not? Can my decision on whether to tender my shares impact my compensation, benefits or employment?

•	Whether or not to tender shares is each shareholders’ individual decision and will not have any bearing on future compensation, benefits or employment decisions.

9.	Why do we keep seeing tender offer extensions?

•

The tender offer cannot close until the FTC regulatory process is complete. Extending the tender offer during the regulatory process was contemplated in the merger agreement between Essendant and Staples, and the extensions have been made pursuant to the terms of the merger agreement.

COMPENSATION AND BENEFITS

10.	Once the transaction closes, what will happen to my compensation?

•

For one year following the date of closing, each associate who continues to be employed during such period will be provided the same base salary or wage rate and short- and long-term incentive opportunities that were provided to the associate immediately prior to the date the merger agreement with Staples was signed.

11.	Once the transaction closes, what will happen to my benefits?

•

For one year following the date of closing, each associate who continues to be employed during such period will be provided participation in associate benefit plans and programs that are substantially comparable in the aggregate to those benefits provided to the associate immediately prior to the date the merger agreement with Staples was signed.

•	After closing, to the extent there are any changes to benefits those will be communicated to you.

401(k):

12.	What will happen to my Essendant 401(k) Plan when we close?

•	Matching: Regardless of amount, the 401(k) match on 2018 contributions to the Essendant 401(k) Plan will be paid after year end per the terms of the current Essendant 401(k) Plan.

•

Vesting: The accounts of all associates who are employed immediately prior to the merger (including matching amounts) will vest at 100% as of immediately prior to the closing of the merger, regardless of an associate’s length of service.

•	A 401(k) plan will continue to be offered following the completion of the merger; however, we do not yet know the details regarding future match or potential roll-over into a new 401(k) Plan.

PTO/Holidays/Sick Days:

13.	What happens to time off benefits that accrue prior to the completion of the merger with Staples?

•

Associates who continue to be employed following the completion of the merger will be able to use their vacation time, paid time off, sick time and personal holidays that were earned or accrued and unused as of the effective time of the merger. Consistent with our current policies, vacation time, paid time off, sick time, and personal holidays not used by the end of the year will not carryover to 2019 unless a state-specific practice is allowed or required.

14.	What will be the PTO Plan following the completion of the merger with Staples?

•

For one year following the completion of the merger, associates who continue to be employed following the completion of the merger will receive vacation, paid time off, sick time and personal holiday benefits pursuant to the policies that are applicable to similarly situated employees of Egg Merger Sub Inc. (the affiliate of Staples that will merge with and into Essendant after the tender offer). Credit will be given for such employees’ service with Essendant to the same extent service would have been recognized by Essendant. We will provide information about Egg Merger Sub Inc.‘s plans when it becomes available.

15.	If I run out of PTO or sick time in 2018, may I borrow from 2019?

•	Per our normal policy, no.

Severance:

16.	What will our severance policy be?

•

The existing terms of Essendant’s severance and layoff plans will be maintained for one year following the completion of the merger. Essendant’s severance plan can be found on the company intranet at this link: http://sharepoint2/arc/SitePages/Exiting%20the%20Organization.aspx

Incentive Plans:

17.	What will happen to the annual management incentive plan (MIP)?

•

If the closing occurs before March 15, 2019, associates who participate in MIP will be paid a 2018 bonus amount based on the greater of target or actual performance under the MIP, which will be paid on the regularly scheduled payment date.

•

If the closing occurs on or after March 15, 2019, 2018 MIP will be paid based on actual performance, and a 2019 bonus amount will be paid to MIP participants based on the greater of target or actual performance under the MIP, pro-rated for the portion of 2019 that occurs through the date of closing. Payments with respect to the 2019 period for the portion of 2019 that occurs after the closing will be based on actual performance.

•

If the closing occurs after December 31, 2018 and before March 15, 2019, associates who leave the company after December 31, 2018 but before the closing will receive a bonus based on actual performance under the MIP; associates who remain employed through the closing date will receive a bonus based on the greater of actual or target performance under the MIP.

•

Associates’ MIP opportunities will remain the same for 2019. We have not set performance targets for 2019, nor have we determined what percentage, if any, of the 2019 MIP will be based on personal objectives.

18.	What will happen to the annual sales incentive plan (SIP)?

•

For the 2018 SIP: If the closing in 2019 occurs before payment is made to SIP participants, the 2018 SIP payout will be based on the greater of target or actual performance. If the closing in 2019 occurs after payment is made to SIP participants, the payout will be based on actual performance.

•

For the 2019 SIP: The 2019 incentive amount will be paid based on the greater of target or actual performance under the current SIP, pro-rated for the portion of 2019 that occurs through the date of closing. Payments with respect to the 2019 period for the portion of 2019 that occurs after the closing will be based on actual performance.

Employee Stock Purchase Plan (ESPP):

19.	What has happened to the Employee Stock Purchase Plan (ESPP)?

•

We stopped taking payroll deductions and purchasing stock on behalf of associates during the week of October 31, 2018. Once the purchase of Essendant is completed, we will be a private company with no stock to purchase, so the purchase plan will not be replaced. If you have questions regarding the tendering of ESPP shares, please contact Computershare, Essendant’s plan administrator, at 800-810-7516.

Other Benefit Questions:

20.	Is Staples guaranteeing me my job for one year after close?

•	No, like Essendant, Staples is an “at will” employer and as such, no one is guaranteed any job for any amount of time for any reason.

OTHER

21.	Is there an update on the regulatory approval process?

•

We remain well positioned to close the transaction and believe we will do so in early Q1 of 2019, subject to the FTC regulatory process. However, our final approval has been delayed by the recent government shutdown which has impacted the work of the FTC and the timing of a number of pending approvals including, unfortunately, ours.

22.	What is the integration plan for Essendant and Staples?

•

Ric Phillips, Essendant CEO, and Sandy Douglas, Staples CEO, have shared some initial information in their letters to customers, and we expect they will continue to do so as we move through the integration planning process.

•

Until the date of closing, Essendant and Staples remain separate companies, and as such it is too early to discuss specifics of the integration. This includes questions on leadership, headquarters location, specific distribution centers, and the distribution network.

23.	When is the date of closing? Is that the same as the day the tender offer expires?

•

The closing will occur after the FTC regulatory process is complete and the other conditions to the tender offer and merger are satisfied (details are included in tender offer materials mailed to shareholders).

24.	What should I do if I’m contacted by the media or another third party?

•	In keeping with our company policy, please refrain from making comments to the media or any other third party.

•	You can forward any inquiries you may receive to the Investor Relations mailbox.

Cautionary Statement

This letter contains forward-looking statements, including statements regarding the proposed acquisition of Essendant Inc. (“Essendant”) by an affiliate of Staples, Inc. (“Staples”). From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements often contain words such as “may,” “can,” “could,” “would,” “should,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “believes,” “seeks,” “will,” “is likely to,” “scheduled,” “positioned to,” “continue,” “forecast,” “aim,” “goal,” “target,” “predicting,” “projection,” “potential” or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements may include references to plans, objectives, events or transactions of Essendant and the expected timing of the proposed transaction with Staples and other statements that are not strictly historical in nature. These forward-looking statements are based on management’s current expectations, forecasts and assumptions and could ultimately prove inaccurate. This means the forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: uncertainties as to the timing of the tender offer closing and the subsequent merger; uncertainties as to how many Essendant stockholders will tender their shares in the offer; the possibility that competing offers will be made; the ability to receive the required consents and regulatory approvals for the proposed transaction and to satisfy the other conditions to the closing of the transaction with Staples on a timely basis or at all, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act); the occurrence of events that may give rise to a right of one or both of Essendant and Staples to terminate the merger agreement; the risk that, prior to the completion of the transaction, Essendant’s business and its relationships with employees, customers, vendors and other business partners could experience significant disruption due to transaction-related uncertainty; the risk that stockholder litigation in connection with the tender offer or the merger or other transaction-related litigation may result in significant costs of defense, indemnification and liability; negative effects of the announcement of the transaction with Staples on the market price of Essendant’s common stock and/or on its business, financial condition, results of operations and financial performance; the ability of Essendant to retain and hire key personnel; and the risks and uncertainties pertaining to Essendant’s business, including those detailed under “Risk Factors” and elsewhere in Essendant’s public periodic filings with the U.S. Securities and Exchange Commission (the “SEC”). There can be no assurance that the proposed transaction with Staples or any other transaction will in fact be consummated in the manner described or at all. Stockholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, please see Essendant’s statements and reports on Forms 10-K, 10-Q and 8-K and Schedule 14D-9 filed with or furnished to the SEC and other written statements made by Essendant from time to time. The forward-looking information herein is given as of this date only and is qualified in its entirety by this cautionary statement, and Essendant undertakes no obligation to revise or update it.

Additional Information

This letter does not constitute an offer to buy or a solicitation of an offer to sell any securities. On September 24, 2018, Staples, Egg Parent Inc. and Egg Merger Sub Inc. filed with the SEC a Tender Offer Statement on Schedule TO with respect to the tender offer, and Essendant filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Investors and stockholders may obtain the Schedule TO, the Schedule 14D-9 and other relevant documents filed with the SEC free of charge from the SEC’s website at www.sec.gov. The documents filed by Essendant with the SEC may also be obtained free of charge at Essendant’s website at www.essendant.com or by contacting Essendant’s Investor Relations Department at (847) 627-2900.